Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD QUARTERLY REVENUES

AND STRONG EARNINGS PERFORMANCE

DALLAS, TX (October 28, 2014) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2015 ended September 30, 2014. Notable items for the quarter include (all comparisons, unless otherwise noted, are with the prior fiscal year’s second quarter):

•	Record quarterly revenues of $284.8 million, up 13%

•	Record quarterly cement sales volumes of 1.5 million tons

•	Record quarterly cement earnings of $38.5 million, up 19%

•	Record quarterly paperboard earnings of $8.0 million, up 15%

•	Wallboard earnings of $37.0 million, up 24%

•	Net earnings per diluted share of $1.00, up 25%

•	Adjusted net earnings per share of $1.03, up 29%

•	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 5

•	Total after-tax impact of non-routine items, consisting of costs related to our pending acquisition of CRS Proppants and certain litigation costs, were $1.4 million, or $0.03 per diluted share. See Attachment 5.

Second quarter earnings before interest and income taxes increased 24% to $78.5 million, as both second quarter sales volumes and sales prices improved in nearly all businesses.

As previously announced on October 17, 2014, Eagle entered into a definitive agreement to acquire CRS Proppants LLC and its subsidiaries, including Great Northern Sand LLC, an established supplier of high-quality northern white frac-sand to the energy industry. The cash purchase price of $225 million is subject to customary post-closing adjustments. The acquisition will roughly double Eagle’s frac-sand production capacity and further expand Eagle’s frac-sand reserves. The acquisition is expected to close during Eagle’s fiscal third quarter, subject to receipt of required regulatory approvals.

Also, during the quarter, we began operating our frac-sand mine in Utica, Illinois and the first shipments of raw sand from our mine to our 1.5 million ton per year processing facility at Corpus Christi, Texas occurred in early September.

Cement, Concrete and Aggregates

Operating earnings from Cement for the second quarter were a record $38.5 million, and 19% higher than the same quarter a year ago. The earnings increase was driven by record quarter cement sales volumes and a 6% increase in average net cement sales prices. While underlying demand for our cement continues to increase, extraordinary rail congestion continued to impact the timing of cement shipments during the second quarter.

Cement revenues for the second quarter, including joint venture and intersegment revenues, totaled $145.9 million, 10% greater than the same quarter last year. Cement sales volumes for the quarter were 1.5 million tons, 3% higher than the same quarter a year ago. The average net sales price for this quarter was $90.20 per ton, 6% higher than the same quarter last year.

Concrete and Aggregates reported operating earnings of $3.0 million for the second quarter, a 215% improvement from the same quarter a year ago, reflecting improved concrete and aggregates pricing along with improved concrete sales volumes.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard reported second quarter operating earnings of $45.0 million, up 22% from the same quarter last year. Improved Gypsum Wallboard net sales prices and increased Gypsum Wallboard and Paperboard sales volumes were the primary drivers of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the second quarter totaled $132.9 million, an 11% increase from the same quarter a year ago. The revenue increase reflects higher average Gypsum Wallboard net sales prices and higher Gypsum Wallboard and Paperboard sales volumes. The average Gypsum Wallboard net sales price this quarter was $160.09 per MSF, 11% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 567 million square feet (MMSF) represents a 2% increase from the same quarter last year. The average Paperboard net sales price this quarter was $501.27 per ton, 1% lower than the same quarter a year ago. Paperboard sales volumes for the quarter were 70,000 tons, 4% higher than the same quarter a year ago.

Oil and Gas Proppants

Oil and Gas Proppants reported second quarter revenues of $10.4 million and operating earnings of $0.7 million. During this year’s second quarter, we continued to process and sell purchased sand while we started up the operation of our mine in Illinois. We expect to be able to sell our owned sand through our Corpus Christi facility no later than our fiscal third quarter, primarily into Eagle Ford shale-drilling applications.

Details of Financial Results

Beginning in our fiscal 2015, we have begun reporting our frac-sand business as a separately reportable segment – Oil and Gas Proppants. The results of this business were previously included in our Concrete and Aggregates segment during the initialization phase at start-up and have been reclassified to conform to the current year presentation.

Acquisition and Litigation Expense consists of direct costs related to our pending acquisition of CRS Proppants and certain legal fees. Direct acquisition costs were approximately $0.4 million (pre-tax) and legal fees were approximately $1.7 million (pre-tax) during the quarter ended September 30, 2014.

We conduct one of our cement plant operations, Texas Lehigh Cement Company LP, through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, October 29, 2014. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; fluctuations in activity in the oil and gas industry, including the level of fracturing activities; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. These reports are filed with the Securities and Exchange Commission. With respect to our proposed acquisition of CRS Proppants as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, our ability to complete the acquisition within the expected timeframe, or at all, failure to realize the expected synergies or other benefits of the transaction, possible negative effects of announcement or consummation of the transaction, significant transaction costs or unknown liabilities, changes in market conditions in the frac sand and related industries and general economic and business conditions that may affect us after the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenues and Earnings by Lines of Business (Quarter and Six Months)

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4 Consolidated Balance Sheets

Attachment 5 Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenues	$284,808	$252,646	$551,059	$479,690
Cost of Goods Sold	209,747	193,167	419,597	373,607

Gross Profit	75,061	59,479	131,462	106,083
Equity in Earnings of Unconsolidated JV	12,051	9,747	21,851	17,625
Other, net	883	317	1,562	900
Acquisition and Litigation Expense	(2,103)	—	(2,103)	—
Corporate General and Administrative Expenses	(7,414)	(6,060)	(14,456)	(11,654)

Earnings before Interest and Income Taxes	78,478	63,483	138,316	112,954
Interest Expense, net	(3,901)	(4,795)	(7,953)	(9,750)

Earnings before Income Taxes	74,577	58,688	130,363	103,204
Income Tax Expense	(24,258)	(18,785)	(42,334)	(33,200)

Net Earnings	$50,319	$39,903	$88,029	$70,004

EARNINGS PER SHARE
Basic	$1.01	$0.81	$1.78	$1.43

Diluted	$1.00	$0.80	$1.75	$1.40

AVERAGE SHARES OUTSTANDING
Basic	49,591,495	49,012,045	49,546,916	48,984,038

Diluted	50,427,286	49,860,100	50,357,914	49,835,382

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$111,655	$98,960	$224,332	$194,941
Gypsum Paperboard	21,255	20,992	44,718	39,943

	132,910	119,952	269,050	234,884
Cement (Wholly Owned)	109,811	102,871	202,809	190,175
Oil and Gas Proppants	10,414	1,251	21,594	2,193
Concrete and Aggregates	31,673	28,572	57,606	52,438

Total	$284,808	$252,646	$551,059	$479,690

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$37,002	$29,868	$74,430	$59,504
Gypsum Paperboard	7,984	6,937	15,531	12,616

	44,986	36,805	89,961	72,120
Cement:
Wholly Owned	26,399	22,683	37,106	33,815
Joint Venture	12,051	9,747	21,851	17,625

	38,450	32,430	58,957	51,440
Oil and Gas Proppants	711	(951)	74	(1,806)
Concrete and Aggregates	2,965	942	4,321	1,954
Other, net	883	317	1,562	900

Sub-total	87,995	69,543	154,875	124,608
Acquisition and Litigation Expenses	(2,103)	—	(2,103)	—
Corporate General and Administrative Expenses	(7,414)	(6,060)	(14,456)	(11,654)

Earnings Before Interest and Income Taxes	$78,478	$63,483	$138,316	$112,954

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Gypsum Wallboard (MMSF’s)	567	554	+2%	1,136	1,086	+5%
Cement (M Tons):
Wholly Owned	1,193	1,182	+1%	2,200	2,161	+2%
Joint Venture	283	252	+12%	567	514	+10%

	1,476	1,434	+3%	2,767	2,675	+3%
Paperboard (M Tons):
Internal	28	26	+8%	55	52	+6%
External	42	41	+2%	87	79	+10%

	70	67	+4%	142	131	+8%
Concrete (M Cubic Yards)	286	265	+8%	521	492	+6%
Aggregates (M Tons)	872	995	-12%	1,690	1,897	-11%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Gypsum Wallboard (MSF)	$160.09	$144.05	+11%	$160.92	$145.15	+11%
Cement (Ton)	$90.20	$85.34	+6%	$90.42	$85.72	+5%
Paperboard (Ton)	$501.27	$507.28	-1%	$505.52	$504.92	0%
Concrete (Cubic Yard)	$86.74	$82.15	+6%	$85.73	$80.68	+6%
Aggregates (Ton)	$7.82	$6.70	+17%	$7.61	$6.79	+12%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Intersegment Revenues:
Cement	$2,911	$2,955	$5,271	$4,947
Paperboard	14,324	13,650	28,340	26,862
Concrete and Aggregates	288	274	517	672

	$17,523	$16,879	$34,128	$32,481

Cement Revenues:
Wholly Owned	$109,811	$102,871	$202,809	$190,175
Joint Venture	33,139	27,378	65,717	55,782

	$142,950	$130,249	$268,526	$245,957

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31, 2014*
	2014	2013
ASSETS
Current Assets –
Cash and Cash Equivalents	$11,063	$10,628	$6,482
Accounts and Notes Receivable, net	132,823	119,748	102,917
Inventories	190,711	162,094	187,096
Federal Income Tax Receivable	—	—	—
Prepaid and Other Assets	6,309	8,235	10,465

Total Current Assets	340,906	300,705	306,960

Property, Plant and Equipment –	1,698,495	1,636,244	1,660,975
Less: Accumulated Depreciation	(708,311)	(646,142)	(676,924)

Property, Plant and Equipment, net	990,184	990,102	984,051
Investments in Joint Venture	45,489	40,071	43,008
Notes Receivable	2,966	3,488	3,063
Goodwill and Intangibles	159,835	161,432	160,690
Other Assets	15,007	14,377	13,757

	$1,554,387	$1,510,175	$1,511,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$66,953	$50,878	$57,098
Accrued Liabilities	47,845	40,785	41,520
Federal Income Tax Payable	8,610	10,028	702
Current Portion of Long-term Debt	9,500	—	9,500

Total Current Liabilities	132,908	101,691	108,820

Long-term Liabilities	54,070	53,334	53,678
Bank Credit Facility	120,000	263,000	189,000
Senior Notes	182,759	192,259	182,759
Deferred Income Taxes	142,259	135,571	145,773
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 50,265,957; 49,675,688 and 50,053,738 Shares, respectively.	503	497	501
Capital in Excess of Par Value	266,212	231,836	253,524
Accumulated Other Comprehensive Losses	(5,271)	(6,732)	(5,483)
Retained Earnings	660,947	538,719	582,957

Total Stockholders’ Equity	922,391	764,320	831,499

	$1,554,387	$1,510,175	$1,511,529

*	From audited financial statements.

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Non-GAAP Financial Measures

(unaudited)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (Adjusted EPS) is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, including costs related to our pending acquisition of CRS Proppants and certain litigation costs (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the three months ended September 30, 2014. The amounts presented below are presented after-tax and were determined using our effective tax rate for the three months ended September 30, 2014 of 32.5%:

Three Months Ended September 30, 2014
After tax impact of costs associated with the pending acquisition of CRS Proppants	$(0.2)
After tax impact of certain litigation costs	(1.2)

Total Non-routine Items impact, net	$(1.4)
Diluted average shares outstanding for the three months ended September 30, 2014	50.4
Diluted earnings per share impact from Non-routine Items	$(0.03)

Three Months Ended September 30, 2014
Earnings per diluted share in accordance with generally accepted accounting principles	$1.00
Add back: Earnings per diluted share impact from Non-routine Items	0.03

Adjusted EPS	$1.03